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                                                                    EXHIBIT 10.2
STATE OF ALABAMA          )
WALKER COUNTY             )

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, made effective as of May 22, 1991, as amended and restated effective as of September 17, 1993 and as of July 1, 1994, by and between FIRST FEDERAL OF ALABAMA, F.S.B. (hereinafter referred to as "First Federal" or the "Bank"), with its principal office at 1811 Second Avenue, Jasper, Alabama, and Robert B. Nolen, Jr. (hereinafter referred to as "Executive") an individual residing in the State of Alabama.

         WHEREAS, the Bank wishes to assure itself of the services of Executive for the period provided in this Agreement, and Executive is willing to serve in the employ of the Bank on a full-time basis for said period; and

         WHEREAS, the Board of Directors of the Bank has determined that the best interests of the Bank would be served by providing Executive with protection and special benefits following any change of control of the Bank; and

         WHEREAS, effective as of May 22, 1991, First Federal Savings and Loan Association of Alabama (the "Association") entered into an Employment Agreement (the "Agreement") with Executive; and

         WHEREAS, the Bank subsequently assumed the rights and responsibilities of the Association under the Agreement; and

         WHEREAS, the Bank subsequently amended and restated the Agreement effective as of September 17, 1993, in order to effectuate the recommendations made in a memorandum dated October 13, 1992 from the Bank's Compensation Committee to Executive and to comply with the requirements of Office of Thrift Supervision Regulatory Bulletin 27a ("RB27a"); and

         WHEREAS, the Board of Directors of the Bank and the Executive have determined that it is in their respective best interests to amend and restate the Agreement again in order to provide for the Executive to serve as President and Chief Executive officer of the Bank;
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         NOW, THEREFORE, the Agreement shall be amended and restated as follows, with such amendments to be effective as of July 1, 1994:

         I. Employment. The Bank agrees to continue Executive in its employ, and Executive agrees to remain in the employ of the Bank, for the period stated in paragraph III hereof and upon the other terms and conditions herein provided.

         II. Position and Responsibilities. The Bank employs Executive and Executive agrees to serve as President and Chief Executive Officer of the Bank for the term and on the conditions hereinafter set forth. Executive agrees to perform such services not inconsistent with his position as shall from time to time be assigned to him by the Bank's Board of Directors.

         III.    Term and Duties

         (a) Term of Employment. The Bank hereby employs executive, and Executive hereby accepts such employment under this Agreement, for the period commencing on July 1, 1994 (the "Effective Date"), and ending on September 16, 1996 (or such earlier date as is determined in accordance with Paragraph VIII hereof). Additionally, Executive's term of employment may be extended for an additional one-year period beyond the then effective expiration date; provided, however, that (i) the Board of Directors of the Bank determines in a duly adopted resolution that the performance of Executive has met the Board's requirements and standards, and that this Agreement shall be extended, and (ii) the term of Executive's employment, as extended, does not exceed three years.

         (b) Duties. During the period of his employment hereunder and except for illnesses, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote his business time, attention, skill, and efforts to the faithful performance of his duties hereunder; provided, however, that with the approval of the Board of Directors of the Bank, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in such Board's judgment, will not present any material conflict of interest with the Bank or any of its subsidiaries or affiliates or divisions, or unfavorably affect the performance of Executive's duties pursuant to this Agreement, or will not violate any applicable statute or regulation.

         IV.     Compensation and Reimbursement of Expenses.

                 (a) Salary. The Bank agrees to pay Executive during the term of this Agreement a salary at the rate of Seventy-two thousand seven hundred eighty-one dollars and ninety-two cents ($72,781.92) per annum; provided, however, that the rate of such





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salary shall be reviewed by the Board of Directors of the Bank not less often than annually, and such salary rate may be changed from time to time in such amounts as the Board, in its sole discretion, may decide. Notwithstanding the above, in the event of a "change of control", said salary shall not be reduced to less than Seventy-two thousand seven hundred eighty-one dollars and ninety-two cents ($72,781.92) . However, if the Board reduces compensation below the amount as set forth in paragraph IV (a) Executive may within 90 days of said reduction unilaterally terminate the contract. It is intended that the Board shall consider the average percentage increase, if any, granted to other senior officers of the Bank. However, the Board shall not be obligated to grant any increase. Such salary shall be payable in accordance with the customary payroll practices of the Bank, but in no event less frequently than monthly.

                 (b) Bonus. In addition, Executive may be entitled to annual bonuses at the sole discretion of the Board of Directors.

                 (c) Reimbursement of Expenses. First Federal shall pay or reimburse Executive for all reasonable travel and other expenses incurred by Executive in the performance of his obligations under this Agreement.

         V. Participation in Benefit Plans. The payments provided in paragraphs IV, VII, and VIII hereof are in addition to any benefits to which Executive may be, or may become, entitled under any group hospitalization, health, dental care, or sick leave plan, life or other insurance or death benefit plan, travel or accident insurance, or executive contingent compensation plan, including, without limitation, capital accumulation and termination pay programs, restricted or stock purchase plan, stock option plan, retirement income, qualified pension plan, supplemental pension plan (excess benefit plan), or other present or future group employee benefit plan or program of the Bank for which executives are or shall become eligible, and Executive shall be eligible to receive payments from the Bank under paragraph VII or VIII, all benefits and emoluments for which executives are eligible under every such plan or program to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof.

         VI. Vacation and Sick Leave. At such reasonable times as the Board of Directors shall in its discretion permit, Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time; provided that:

                 (a) Executive shall be entitled to an annual vacation in accordance with the policies as periodically established by the Board of Directors for senior management officials of the Bank.





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                 (b)      The timing of vacations shall be scheduled in a
reasonable manner by the Board of Directors. Executive shall not be entitled to receive any additional compensation from the Bank on account of his failure to take a vacation; nor shall he be entitled to accumulate unused vacation from one fiscal year to the next except to the extent authorized by the Board of Directors for senior management officials of the Bank.

                 (c) In addition to the aforesaid paid vacations, Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment with the Bank for such additional periods of time and for such valid and legitimate reasons as the Board of Directors in its discretion may determine. Further, the Board of Directors shall be entitled to grant to Executive a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as the Board in its discretion may determine.

                 (d) In addition, Executive shall be entitled to an annual sick leave as established by the Board of Directors for senior management officials of the Bank. In the event any sick leave shall not have been used during any year, such leave shall accrue to subsequent years only to the extent authorized by the Board of Directors. Upon termination of his employment, Executive shall not be entitled to receive any additional compensation from the Bank for unused sick leave.

         VII.      Benefits Payable Upon Disability.

                 (a) Primary Disability Benefits. In the event of the Disability (as hereinafter defined) of Executive, the Bank shall continue to pay Executive the monthly compensation provided in paragraph IV hereof during the period of his disability; provided, however, that in the event Executive is disabled for a continuous period exceeding eighteen (18) calendar months, the Bank may, at its election, terminate the Agreement, in which event Executive shall be entitled to receive the benefits described in paragraph VII (b).

               As used in this Agreement, the term "disability" shall mean the complete inability of Executive to perform his duties under this Agreement as determined by an independent physician selected with the approval of the Bank and Executive.

                 (b) Secondary Disability Benefits. The Bank shall pay to Executive a monthly disability benefit equal to sixty (60) percent of his monthly salary at the time he became disabled. Payment of such disability benefit shall commence on the last day of the month following the month for which the final payment under paragraph VII(a) was made and cease with the earlier of (1) the payment for the month in which Executive dies or (2) the payment for the month preceding the month in which occurs Executive's normal retirement date under the Bank's pension plan.





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                 (c)      Disability Benefit Offset.  Any amounts payable under
paragraph VII(a) or VII(b) shall be reduced by any amounts paid to Executive tinder any other disability program maintained by the Bank.

                 (d) Service During Disability. During the period Executive is entitled to receive payments under paragraphs VII (a) and (b), Executive shall, to the extent that he is physically and mentally able to do so, furnish information and assistance to the Bank, and, in addition, upon reasonable request in writing on behalf of the Board of Directors, or an executive officer designated by such Board, from time to time, make himself available to the Bank to undertake reasonable assignments consistent with the dignity, importance, and scope of his prior position and his physical and mental health. During such period of service, Executive shall be responsible and report to, and be subject to the supervision of, the Board of Directors of the Bank or an executive officer designated by the Board, as to the method and manner in which he shall perform such assignments, subject always to the provisions of this paragraph VII(d), and shall keep such Board, or such executive officer, appropriately informed of his progress in each such assignment.

                 (e) All benefits may be funded by insurance to the extent economically available and the discretion of the Board of Directors and all benefits to be offset by any Social Security Benefits received by Executive.

         VIII.   Payments to Executive Upon Termination of Employment.

                 (a) Event of Termination. Upon the occurrence of an "Event of Termination" (as hereinafter defined) during the period of Executive's employment under this Agreement, the provisions of this paragraph VIII shall apply. As used in this Agreement, an "Event of Termination" shall mean:

         The termination by the Bank of Executive's employment hereunder for any reason other than "cause" or retirement at or after the normal retirement age under a qualified pension plan maintained by the Bank or termination pursuant to Paragraph VII (a) . A termination for "cause" shall include termination because of Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In the event of termination for cause, Executive shall have no right to receive compensation or other benefits for any period after such termination. Other than a termination where there has been a "Change of Control" (as hereinafter defined), there shall be a conclusive presumption that a vote of two-thirds of the Board of Directors to terminate Executive's employment, that this shall be deemed "cause". Termination by a vote of less than two-





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thirds of the Board shall not be deemed a conclusive presumption of "cause".
The presumption shall have no application in the event of "Change of Control" (as hereinafter defined) and in no event shall it be signable by the Bank to any person or entity who acquires or may acquire control of said Bank. Notwithstanding anything herein to the contrary, in no event shall payments be made hereunder to Executive in an amount exceeding three (3) times his average annual compensation based on the most recent five (5) taxable years.

                 (b) Event of Termination Without Change of Control. Upon the occurrence of an Event of Termination other than after a "Change of Control" (as hereinafter defined) , the Bank shall pay to Executive monthly, or in the event of his subsequent death, to his designated beneficiary or beneficiaries, or to his estate, as the case may be, as severance pay or liquidated damages, or both, during the period below described a sum equal to the highest monthly rate of salary paid to Executive at any time under this Agreement. Such payments shall commence on the last day of the month following the date of said event of termination and shall continue until the date this Agreement would have expired but for said occurrence, with such occurrence being viewed as provided for in paragraph III of this Agreement.

                 (c) Event of Termination After Change of Control. If, after a "Change of Control" (as hereinafter defined) of the Bank, the Bank shall terminate the employment of Executive during the period of employment under this Agreement for any reason other than "cause" (as defined in paragraph VIII(a)), retirement at or after the normal retirement age under a qualified pension plan maintained by the Bank or a termination pursuant to paragraph VII(a), or otherwise change the present capacity or circumstances in which Executive is employed as set forth in paragraph II of this Agreement or cause a significant change in duties as set forth in Exhibit "All or a reduction in Executive's responsibilities or authority or compensation or other benefits provided under this Agreement without Executive's written consent, then the Bank shall pay to Executive and provide Executive, or to his beneficiaries, dependents and estate, as the case may be, with the following:

                 (1) First Federal shall promptly pay to Executive a sum equal to the total amount of the compensation payable by First Federal and includible in Executive's gross income for federal income tax purposes (hereinafter, "Income") for the one-year period immediately prior to the date of termination of the term, including any renewal term, of this Agreement, plus said Income for an additional 12-month period, but in no event in excess of either (i) two and 99/100 (2.99) times Executive's average annual Income for the most recent five (5) taxable years ending before the date on which the ownership or control of First Federal changed or the portion of this period during which Executive was an employee of First Federal, or (ii) three times Executive's average annual. "compensation" (as such term is defined in RB 27a) based on the most recent five (5) taxable years.





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                 (2)      During the period of three (3) calendar months
         beginning with the Event of Termination, Executive, his dependents, beneficiaries and estate shall continue to be covered under all employee benefit plans of the Bank as if Executive was still employed during such period under this Agreement. This election may be exercised only in conjunction with paragraph (1) above.

                 (3) If and to the extent that benefits or service credit for benefits provided by paragraph VIII(c)(2) shall not be payable or provided under any such plans to Executive, his dependents, beneficiaries and estate, by reason of his no longer being an employee of the Bank as a result of termination of employment, the Bank shall itself pay or provide for payment of such benefits and service credit for benefits to Executive, his dependents, beneficiaries and estate. Any such payment relating to retirement shall commence on a date selected by Executive which must be a date on which payments under the Bank's qualified pension plan or successor plan may commence.

                 (4) The Bank shall pay all legal fees and expenses which Executive may incur as a result of the Bank's contest of the validity or enforceability of this Agreement, and Executive shall be entitled to receive interest thereon for the period of any delay in payment from the date such payment was due at the rate determined by adding two hundred (200) basis points to the six (6) month Treasury Bill rate. Executive shall be responsible for all of Executive's legal fees and expenses in the event of a successful contest by the Bank of the validity or enforcement of this Agreement.

                 (5) Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, but any amounts received from other employment or otherwise by Executive shall offset the obligations of the Bank hereunder.

                 (d) Change of Control. Paragraph VIII(c) shall become operative upon the occurrence of a Change of Control of the Bank. A "Change of Control" shall be deemed to have occurred, if at any time during the period of employment of Executive set forth in paragraph III of the Agreement more than twenty-five percent (25%) of the Bank's outstanding Common Stock, or equivalent in voting power of any class or classes of outstanding securities of the Bank ordinarily entitled to vote in elections of directors, shall be acquired by any other corporation or other person or group. "Group" shall mean persons who act in concert as described in Section 14 (d) (2) of the Securities Exchange Act of 1934, as amended. Upon a Change of Control of the Bank, these special termination provisions shall become operative immediately.





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                 (e)       Termination or Supervision Under Federal Law.

                 (1) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act ("FDIA") (12 U.S.C. 1818 (e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but vested rights of the parties shall not be affected.

                 (2) If the Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations under this Agreement shall terminate as of the date of default; however, this paragraph shall not affect the vested rights of the parties.

                 (3) All obligations under this Agreement shall terminate, except to the extent that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the Office of Thrift Supervision ("Director of the OTS"), or his or her designee, at the time that the Federal Deposit Insurance Corporation ("FDIC") or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of FDIA; or (ii) by the Director of the OTS, or his or her designee, at the time that the Director of the OTS, or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition. Such action shall not affect any vested rights of the parties.

                 (4) If a notice served under Section 8(e)(3) or (g)(1) of FDIA (12 U.S.C. 1818(e)(3) and (g)(1)) suspends and/or temporarily prohibits Executive from participating in the conduct of the Bank's affairs, the Bank's obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

                 (f) Power of the Board of Directors to Terminate Executive. The Board of Directors of the Bank may terminate Executive at any time; in the event of such termination, the provisions of this paragraph VIII shall fully apply.

         IX. Source of Payments. All payments provided in paragraphs IV, VII, and VIII shall be paid in cash from the general funds of the Bank, except to the extent that these payments may be funded by insurance or outside sources which shall be determined





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in the discretion of the Board of Directors and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment. Executive shall have no right, title, or interest whatever in or to any investments which the Bank may make to aid the Bank in meeting its obligations hereunder.

       X. Confidential Information. Executive shall not, to the detriment of the Bank, knowingly disclose or reveal to any unauthorized person any confidential information relating to the Bank, its subsidiaries or affiliates, or to any of the businesses operated by them, and Executive confirms that such information constitutes the exclusive property of the Bank. Executive shall not otherwise knowingly act or conduct himself (a) to the material detriment of the Bank, its subsidiaries, or affiliates, or (b) in a manner which is inimical or contrary to the interests thereof.

         XI. Federal Income Tax Withholding. The Bank may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

         XII. Effect of Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive.

         XIII. Consolidation, Merger, or Sale of Assets. Nothing in this Agreement shall preclude the Bank from consolidating or merging into or with, or transferring all or substantially all of its assets to another corporation which assumes this Agreementand all obligations and undertakings of the Bank hereunder. Upon such a consolidation, merger, or transfer of assets and assumption, the term "the Bank" as used herein, shall mean such other corporation and this Agreement shall continue in full force and effect.

         XIV.    General Provisions.

                 (a) Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries, or legal representatives without the Bank's prior written consent; provided, however, that nothing in this paragraph XIV (a) shall preclude (1) Executive from designating a beneficiary to receive any benefits payable hereunder upon his death, or (2) the executors, administrators, or other legal representatives of Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto.

                 (b) No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution,





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attachment, levy, or similar process of assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

                 (c) Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective permitted successors and assigns.

         XV.     Modification and Waiver.

                 (a) Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

                 (b) Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such tern or condition for the future or as to any act other than that specifically waived.

         XVI. Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. if any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect. If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Bank (or any predecessor thereof) and Executive shall be deemed reinstated as if this Agreement has not been executed.

         XVII. Headings. The headings of paragraph herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

         XVIII. Governing Law. This Agreement has been executed and delivered in the State of Alabama, and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State, except to the extent Federal law is governing.





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         IN WITNESS WHEREOF, the Bank has caused this amended and restated
Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and Executive has signed this Agreement, all as of the day and year first above written.

                                     FIRST FEDERAL OF ALABAMA, F.S.B.


                                     By:
                                        -------------------------------

ATTEST:



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                                     ----------------------------------
                                     ROBERT B. NOLEN, JR.

WITNESS:



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